Rubicon Technologies, Inc. — Schedule 13D/A

Exhibit 4

CONVERTIBLE DEBENTURE
ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”) dated as of August 8, 2023 (the “Effective Date”), is entered into by and between YA II PN, Ltd. (“Assignor” or “Yorkville”), and the signatories herein (“Assignee”) with respect to the Convertible Debentures (Debenture Number: RBT-1 and Debenture Number: RBT-2) (the “Convertible Debentures”) issued by Rubicon Technologies, Inc., a Delaware corporation (the “Company”) to YA II PN, Ltd. in connection with the Securities Purchase Agreement, dated as of November 30, 2022, as amended (the “Securities Purchase Agreement”) by and between the Company and the buyers listed thereto. Assignor and Assignee may be referred to individually as a “Party” and collectively as the “Parties” in this Agreement. All capitalized terms used but not defined herein shall have the meanings provided to them in the Convertible Debentures.

WHEREAS, Assignor desires to (i) sell the remaining principal balance and accrued but unpaid interest due under the Convertible Debentures in the aggregate amount of $6,207,808 to the Assignee (including a 10% premium on the face value of the Convertible Debentures), (ii) assign to Assignee all of its rights under the Convertible Debenture, and (iii) delegate to Assignee all of its obligations under all issued and outstanding Convertible Debentures; and

WHEREAS, Assignee desires to (i) purchase the remaining principal and accrued but unpaid interest balance due under the Convertible Debentures in the aggregate amount of $6,207,808 from the Assignor, (ii) pay a 10% premium on the face value of the Convertible Debentures, and (iii) accept such assignment of rights and delegation of obligations under the Convertible Debentures.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Assignment and Assumption. Assignor irrevocably assigns, grants, conveys and transfers (collectively, the “Assignment”) to Assignee all of Assignor’s right, title and interest in and to the Convertible Debentures (but for the avoidance of doubt such Assignment expresses excludes the Securities Purchase Agreement and that certain Registration Rights Agreement and that certain Pre-Funded Common Stock Purchase Warrant issued on November 30, 2022, by the Company to Assignor in connection with the Securities Purchase Agreement). Assignee unconditionally accepts such assignment and assumes all of Assignor’s duties, liabilities and obligations under the Convertible Debentures, and agrees to pay, perform and discharge, as and when due, all of the obligations of Assignor thereunder. Effective as of the Effective Date, and pursuant to the terms and conditions of the Convertible Debentures, the remaining principal and accrued but unpaid interest balance of the Convertible Debentures, in an aggregate amount of $6,207,808, will be sold and assigned to the Assignee (including a 10% premium on the face value of the Convertible Debenture), which Convertible Debentures may be converted into shares of Class A common stock, par value $0.0001 per share, of the Company, and delivered to Assignee, upon Assignee’s request and instruction, as if Assignee were the original issuer of the Convertible Debentures.

2.       Miscellaneous.

(a)       Further Assurances. On the reasonable request of a Party, each other Party will, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

(b)       Amendments and Waivers. No term of this Agreement may be waived, modified or amended except by an instrument in writing signed by the Parties hereto. Any waiver of the terms hereof will be effective only in the specific instance and for the specific purpose given.

(c)       No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of any Party, of any right, remedy, power or privilege hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(d)       Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement, the Convertible Debentures, and the transactions contemplated hereby shall be governed by the laws of the State of Delaware.

(e)       Submission to Jurisdiction. Each Party hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or the Convertible Debentures may be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware and (ii) submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment in any action, suit or proceeding will be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(f)       Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the Effective Date.

ASSIGNOR:

YA II PN, LTD.

By:	/s/ Troy Rillo
Name:	Troy Rillo
Title:	Partner

ASSIGNEE:

MBI HOLDINGS LP

By:	/s/ Jose Miguel Enrich
Name:	Jose Miguel Enrich
Title:	President

BOLIS HOLDINGS LP

By:	/s/ Jose Miguel Enrich
Name:	Jose Miguel Enrich
Title:	President

DGR HOLDINGS LP

By:	/s/ Jose Miguel Enrich
Name:	Jose Miguel Enrich
Title:	President

PEQUENO HOLDINGS LP

By:	/s/ Jose Miguel Enrich
Name:	Jose Miguel Enrich
Title:	President

DAVID MANUEL GUTIERREZ MUGUERZA

By:	/s/ David Manuel Gutierrez Muguerza
Name:	David Manuel Gutierrez Muguerza
Title:	Individual